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                                                                    Exhibit 23.4




                         INDEPENDENT AUDITORS' CONSENT

We consent to the use in Amendment No. 1 to Registration Statement No. 333-23847 of Renaissance Cosmetics, Inc., relating to $200,000,000 of 11-3/4% Senior Notes due of our report dated April 26, 1994, on the combined statements of income and cash flows of Cosmar Corporation and Affiliate for the year ended December 31, 1993, appearing in the Prospectus, which is a part of this Registration Statement, and to the references to us under the heading "Experts" in such Prospectus.


/s/  Windes & McClaughry

WINDES & MCCLAUGHRY ACCOUNTANCY CORPORATION
Long Beach, California
April 30, 1997